Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES X NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

LEAP THERAPEUTICS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Leap Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151(g) of the DGCL and the authority granted in the Corporation’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) previously adopted resolutions that established and authorized the issuance by the Corporation of a series of preferred stock, par value $0.001 per share, of the Corporation designated as Series X Non-Voting Convertible Preferred Stock (the “Series X Preferred Stock”), which series of preferred stock consisted of 136,833 shares in the aggregate and provided for, and was subject to, such powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as set forth in such resolutions.

SECOND: That, on January 17, 2023, the Corporation filed with the Office of the Secretary of State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series X Preferred Stock, as required by, and in accordance with, the DGCL (the “Certificate of Designations”).

THIRD: That no shares of Series X Preferred Stock are outstanding and no shares of Series X Preferred Stock subject to the Certificate of Designations shall be issued by the Corporation.

FOURTH: That the following resolutions were adopted on August 29, 2023 by the Board pursuant to the authority granted by Section 151(g) of the DGCL for purposes of authorizing the Corporation to file with the Office of the Secretary of State of Delaware a Certificate of Elimination of the Series X Preferred Stock (the “Certificate of Elimination”) in order to eliminate from the Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series X Preferred Stock:

RESOLVED:

That no shares of the Series X Preferred Stock are outstanding, and none will be issued pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series X Preferred Stock (the “Certificate of Designations”), which Certificate of Designations was filed by the Corporation on January 17, 2023 with the Office of the Secretary of State of Delaware, as required by, and in accordance with, the DGCL;

RESOLVED:

That the Corporation be and hereby is authorized to cause to be prepared and filed with the Office of the Secretary of State of Delaware a Certificate of Elimination of the Series X Preferred Stock (the “Certificate of Elimination”) in order to eliminate from the Corporation’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), all matters set forth in the Certificate of Designations with respect to the Series X Preferred Stock; and further

RESOLVED:

That the Authorized Officers, each acting individually in the name and on behalf of the Corporation, be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and file the Certificate of Elimination with the Office of the Secretary of State of Delaware and to execute and deliver any and all other certificates, agreements and other documents which such Authorized Officer may deem necessary or advisable in order to effectuate the elimination of the Series X Preferred Stock, as provided by Section 151(g) of the DGCL.

FIFTH: That, in accordance with Section 151(g) of the DGCL, upon the filing with the Office of the Secretary of State of Delaware and the effectiveness of the Certificate of Elimination, all matters set forth in the Certificate of Designations with respect to the Series X Preferred Stock shall be eliminated from the Certificate of Incorporation, and the shares that were designated as shares of Series X Preferred Stock shall be returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officers on this 29th day of August 2023.

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
Douglas E. Onsi
President and Chief Executive Officer